Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-271429) and related Prospectus of OceanPal Inc. for the registration of 45,665,000 Common Shares and 13,157 7.0% Series D Cumulative Convertible Perpetual Preferred Stock and to the incorporation by reference therein of our report dated March 30, 2023, with respect to the consolidated financial statements of OceanPal Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
May 4, 2023